EXHIBIT 99

Dave & Buster’s Announces Additional Repurchase Authorization of $100 million

DALLAS, September 8, 2017 (GLOBE NEWSWIRE) – Dave & Buster’s Entertainment, Inc., (NASDAQ:PLAY), (“Dave & Buster’s” or “the Company”), an owner and operator of entertainment and dining venues, today announced an increase in share repurchase authorization.

On September 7, 2017, the company’s board of directors authorized the repurchase of an additional $100 million of the company’s stock under the existing repurchase program through the end of fiscal 2018. At the end of second quarter 2017, the company still had nearly $73 million remaining under the existing repurchase authorization. All other terms of the existing share repurchase program remain in effect.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 100 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat, Drink, Play and Watch,” all in one location.  Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events.  Dave & Buster’s currently has stores in 34 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com